EXHIBIT (m)(1)(b)

SCHEDULE A

EATON VANCE SPECIAL INVESTMENT TRUST

CLASS A DISTRIBUTION PLAN

January 31, 2013

Name of Fund	Adoption Date
Eaton Vance Balanced Fund	December 31, 1998
Eaton Vance Bond Fund	January 31, 2013
Eaton Vance Commodity Strategy Fund	February 8, 2010
Eaton Vance Dividend Builder Fund	December 31, 1998
Eaton Vance Investment Grade Income Fund	November 17, 2008
Eaton Vance Large-Cap Growth Fund	June 18, 2002
Eaton Vance Large-Cap Value Fund	December 31, 1998
Eaton Vance Parametric Option Absolute Return Strategy Fund	August 9, 2010
Eaton Vance Real Estate Fund	April 26, 2010
Eaton Vance Risk-Managed Equity Option Fund	December 10, 2007
Eaton Vance Short Term Real Return Fund	February 8, 2010
Eaton Vance Small-Cap Fund	December 31, 1998
Eaton Vance Small-Cap Value Fund	March 18, 2002
Eaton Vance Special Equities Fund	December 31, 1998

A-1